Exhibit 10.1
GUARDANT HEALTH, INC. EXECUTIVE SEVERANCE PLAN
As amended and restated on April 22, 2024
Guardant Health, Inc., a Delaware corporation, (the “Company”) has adopted this Executive Severance Plan, including the attached Exhibits (the “Plan”), for the benefit of Participants (as defined below) on the terms and conditions hereinafter stated. The Plan, as initially adopted on September 15, 2018 and amended on March 11, 2019, May 2, 2023 and April 22, 2024, is intended to provide severance protections to a select group of management or highly compensated employees (within the meaning of ERISA (as defined below)) in connection with qualifying terminations of employment.
1.Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings indicated below:
1.1“Base Compensation” means the Participant’s annual base salary rate in effect immediately prior to a Qualifying Termination, disregarding any reduction which gives rise to Good Reason.
1.2“Board” means the Board of Directors of the Company.
1.3“Cash Salary Severance” means the portion of a Participant’s Cash Severance that is based on the Participant’s Base Compensation determined in accordance with Exhibit A or Exhibit B attached hereto, as applicable.
1.4“Cash Severance” means the Cash Salary Severance and, if applicable, the Target Incentive Compensation Severance.
1.5“Cause” means the occurrence of any one or more of the following events unless, to the extent capable of correction, the Participant fully corrects the circumstances constituting Cause within 15 days after receipt of written notice thereof:
(a)the Participant’s willful failure to substantially perform his or her duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness or any such actual or anticipated failure after his or her issuance of a notice of termination for Good Reason), after a written demand for performance is delivered to the Participant by the Committee, which demand specifically identifies the manner in which the Committee believes that the Participant has not performed his or her duties;
(b)the Participant’s commission of an act of fraud or material dishonesty resulting in reputational, economic or financial injury to the Company;
(c)the Participant’s material misappropriation or embezzlement of the property of the Company or any of its affiliates;
(d)the Participant’s commission of, including any entry by the Participant of a guilty or no contest plea to, a felony (other than a traffic violation) or other crime involving moral turpitude, or the Participant’s commission of unlawful harassment or discrimination;

(e)the Participant’s willful misconduct or gross negligence with respect to any material aspect of the Company’s business or a material breach by the Participant of his or her fiduciary duty to the Company, which willful misconduct, gross negligence or material breach has a material and demonstrable adverse effect on the Company; or the Participant’s material breach of either the Participant’s obligations under a written agreement between the Company and the Participant or a Company policy.
For the avoidance of doubt, with respect to each Participant set forth on Exhibit C and Exhibit D attached hereto, “Cause” shall be as defined in Exhibit C and Exhibit D, as applicable.
1.6“Change in Control” shall have the meaning set forth in the Company’s 2018 Incentive Award Plan, as may be amended from time to time.
1.7“CIC Protection Period” means the period beginning on and including three months prior to the date of a Change in Control and ending on and including the one-year anniversary of the date of a Change in Control.
1.8“CIC Termination” means a Qualifying Termination which occurs during the CIC Protection Period.
1.9“Claimant” shall have the meaning set forth in Section 11.1 hereof.
1.10“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
1.11“COBRA Period” means the number of months during which the Participant is entitled to COBRA Premium Payments, determined in accordance with Exhibit A or Exhibit B attached hereto, as applicable.
1.12“COBRA Premium Payment” shall have the meaning set forth in Section 4.2(b) hereof.
1.13“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
1.14“Committee” means the Compensation Committee of the Board, or such other committee as may be appointed by the Board to administer the Plan.
1.15“Date of Termination” means the effective date of the termination of the Participant’s employment.
1.16“Employee” means an individual who is an employee (within the meaning of Code Section 3401(c)) of the Company or any of its subsidiaries.
1.17"Equity Award” means a Time-Based Equity Award and/or a Performance-Based Equity Award.
1.18“Equity Award Treatment” shall have the meaning set forth in Exhibit B.
1.19“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

1.20“Excise Tax” shall have the meaning set forth in Section 7.1 hereof.
1.21“Good Reason” means the occurrence of any one or more of the following events without the Participant’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:
(a)a material diminution in the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by the Participant;
(b)the Company’s material reduction of the Participant’s Base Compensation, as the same may be increased from time to time, other than as a result of a proportionate, across-the-board reduction of base compensation payable to similarly situated employees of the Participant; or
(c)a material change in the geographic location at which the Participant performs his or her principal duties for the Company to a new location that is more than 30 miles from the location at which the Participant performs his or her principal duties for the Company as of the date on which the Participant first becomes a Participant in the Plan.
Notwithstanding the foregoing, the Participant will not be deemed to have resigned for Good Reason unless (1) the Participant provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Participant to constitute Good Reason within 90 days after the date of the occurrence of any event that the Participant knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of the Participant’s termination for Good Reason occurs no later than 60 days after the expiration of the Company’s cure period.
For the avoidance of doubt, with respect to each Participant set forth on Exhibit C and Exhibit D attached hereto, “Good Reason” shall be as defined in Exhibit C and Exhibit D, as applicable.
1.22“Independent Advisors” shall have the meaning set forth in Section 7.2 hereof.
1.23“Participant” means each Employee who is selected by the Administrator (or designee thereof in accordance with Section 4 hereof) to participate in the Plan and is provided with (and, if applicable, countersigns) a Participation Notice in accordance with Section 13.2 hereof, other than any Employee who, at the time of his or her termination of employment, is covered by another plan or agreement with the Company or a subsidiary that provides for cash severance or termination benefits. For the avoidance of doubt, retention bonus payments, change in control bonus payments and other similar payments shall not constitute “cash severance” for purposes of this definition.
1.24“Participation Notice” shall have the meaning set forth in Section 13.2 hereof.
1.25“Performance-Based Equity Award” means a Company equity-based award which vests, solely or in part, based on the achievement of performance goals.
1.26“Pro-Rata Target Incentive Compensation” means an amount equal to the Participant’s Target Incentive Compensation for the year, quarter or other performance period, as applicable, in which the Date of Termination occurs, multiplied by the quotient obtained by dividing (i) the number of days during the calendar year, quarter or other performance period, as applicable, that the Participant was employed through the Date of Termination by (ii) the total number of days in such calendar year, quarter or other performance period, as applicable.
1.27“Qualifying Termination” means a termination of the Participant’s employment with the Company or a subsidiary, as applicable, by the Company or a subsidiary, as applicable, without Cause, or by the Participant for Good Reason. Notwithstanding anything contained herein, in no event shall a Participant be deemed to have experienced a Qualifying Termination (a) if such Participant is offered and/or accepts a comparable employment position with the Company or any subsidiary, or (b) if in connection with a Change in Control or any other corporate transaction or sale of assets involving the Company or any subsidiary, such Participant is offered and accepts a comparable employment position with the successor or purchaser entity (or an affiliate thereof), as applicable. A Qualifying Termination shall not include a termination due to the Participant’s death or disability.
1.28“Release” shall have the meaning set forth in Section 4.4 hereof or Exhibit C and Exhibit D, as applicable.
1.29“Severance Benefits” means, collectively, the Cash Severance, the COBRA Premium Payments, and, if applicable, the Equity Award Treatment, or the payments and benefits set forth on Exhibit C or Exhibit D attached hereto, to which a Participant may become entitled pursuant to the Plan.
1.30“Target Incentive Compensation” means the Participant’s target cash performance bonus, if any, for the year in which the Date of Termination occurs.
1.31“Target Incentive Compensation Severance” means the portion of a Participant’s Cash Severance that is based on the Participant’s Target Incentive Compensation, determined in accordance with Exhibit A or Exhibit B attached hereto, as applicable.
1.32“Time-Based Equity Award” means a Company equity-based award which vests based solely on the Participant’s continued service with the Company or any subsidiary (including any Company performance-based equity award to the extent applicable performance goals have been satisfied and the award remains subject to vesting only based on continued service).
1.33“Total Payments” shall have the meaning set forth in Section 7.1 hereof.
2.Notification. The Administrator shall, pursuant to a Participation Notice, notify each Participant that such Participant has been selected to participate in the Plan.
3.Administration. Subject to Section 13.4 hereof, the Plan shall be interpreted, administered and operated by the Committee (the “Administrator”), which shall have complete authority, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Administrator may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate other than to any Participant in the Plan. All decisions, interpretations and other actions of the Administrator (including with respect to whether a Qualifying Termination has occurred) shall be final, conclusive and binding on all parties who have an interest in the Plan.
4.Severance Benefits.

4.1Eligibility. Each Employee who qualifies as a Participant and who experiences a Qualifying Termination is eligible to receive Severance Benefits under the Plan.
4.2Qualifying Termination Payment. In the event that a Participant experiences a Qualifying Termination (other than a CIC Termination), then, subject to the Participant’s execution and, to the extent applicable, non-revocation of a Release in accordance with Section 4.4 hereof, and subject to any additional requirements specified in the Plan, the Company shall pay or provide to the Participant the following Severance Benefits:
(a)Cash Severance Payment. The Company shall pay to the Participant a lump-sum cash payment in an amount equal to the amount determined in accordance with Exhibit A attached hereto. Subject to Section 6.2 hereof, the Cash Severance (as set forth on Exhibit A) shall be paid to the Participant within 60 days following the Date of Termination.
(b)COBRA. Subject to the requirements of the Code, if the Participant properly elects health care continuation coverage under the Company’s group health plans pursuant to COBRA, to the extent that the Participant is eligible to do so, then the Company shall directly pay or, at its election, reimburse the Participant for the COBRA premiums for the Participant and the Participant’s covered dependents (in an amount determined based on the same benefit levels as would have applied if the Participant’s employment had not been terminated based on the Participant’s elections in effect on the Date of Termination) until the earlier of the end of the month during which the Participant’s COBRA Period, determined in accordance with Exhibit A attached hereto, ends or the date the Participant becomes eligible for healthcare coverage under a subsequent employer’s health plan (the “COBRA Premium Payment”); provided, however, that the Company shall not subsidize COBRA premiums for any health flexible savings accounts or health reimbursement arrangements. Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Participant under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to the Participant in substantially equal monthly installments over the COBRA Period (or the remaining portion thereof).
(c)Certain Exceptions. Notwithstanding anything to the contrary contained herein, with respect to each Participant set forth on Exhibit C attached hereto, if the Participant experiences a Qualifying Termination (other than a CIC Termination) as defined on Exhibit C, then such Participant shall be eligible to receive the payments and benefits set forth on Exhibit C rather than the payments and benefits described in Sections 4.2(a) and (b), subject to the terms and conditions set forth in Exhibit C.
4.3CIC Termination Payment.
(a)In the event that a Participant experiences a CIC Termination, then, subject to the Participant’s execution and, to the extent applicable, non-revocation of a Release in accordance with Section 4.4 hereof, and subject to any additional requirements specified in the Plan, (i) the Company shall pay or provide to the Participant, as applicable, the Severance Benefits set forth in Sections 4.2(a) and (b) hereof; provided, however, that the amount of the Cash Severance and the COBRA Period shall be determined in accordance with Exhibit B attached hereto (instead of in accordance with Exhibit A) and any Cash Severance set forth in Exhibit B that exceeds the Cash Severance the Participant’s would receive pursuant to Exhibit A will be paid in a lump-sum on the later of the date of the Change in

Control and the 60th day following the Date of Termination, and (ii) except as otherwise set forth in an individual award agreement, each outstanding Equity Award held by the Participant as of his or her Date of Termination shall be determined in accordance with Exhibit B attached hereto.
(b)Notwithstanding anything to the contrary contained herein, with respect to each Participant set forth on Exhibit D attached hereto, if the Participant experiences a CIC Termination as defined on Exhibit D, then the Participant shall be eligible to receive the payments and benefits set forth on Exhibit D rather than the payments and benefits described in Section 4.3(a), subject to the terms and conditions set forth in Exhibit D.
4.4Release. Notwithstanding anything herein to the contrary, no Participant shall be eligible or entitled to receive or retain any Severance Benefits under the Plan unless he or she executes a general release of claims in a form prescribed by the Company (the “Release”) within 21 days (or 45 days if necessary to comply with applicable law) after the Date of Termination and, if he or she is entitled to a seven day post-signing revocation period under applicable law, does not revoke such Release during such seven day period. For the avoidance of doubt, with respect to each Participant set forth on Exhibit C and Exhibit D attached hereto, “Release” shall be as defined in Exhibit C and Exhibit D, as applicable.
4.5 Reduction for other Severance Payments or Notice Period. The amount of Severance Benefits to which a Participant is otherwise entitled under the Plan shall be reduced by any other severance benefits payable to the Participant under any other Company plan, program, agreement, statutorily required severance, or legally required notice period for which the Company, in its discretion, provides pay in lieu of notice.
5.Limitations. Notwithstanding any provision of the Plan to the contrary, if a Participant’s status as an Employee is terminated for any reason other than due to a Qualifying Termination, the Participant shall not be entitled to receive any Severance Benefits under the Plan, and the Company shall not have any obligation to such Participant under the Plan.
6.Section 409A.
6.1General. To the extent applicable, the Plan shall be interpreted and applied consistent and in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, to the extent that the Administrator determines that any payments or benefits under the Plan may not be either compliant with or exempt from Code Section 409A and related Department of Treasury guidance, the Administrator may in its sole discretion adopt such amendments to the Plan or take such other actions that the Administrator determines are necessary or appropriate to (a) exempt the compensation and benefits payable under the Plan from Code Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Code Section 409A and related Department of Treasury guidance; provided, however, that this Section 6.1 shall not create any obligation on the part of the Administrator to adopt any such amendment or take any other action, nor shall the Company have any liability for failing to do so.
6.2Potential Six-Month Delay. Notwithstanding anything to the contrary in the Plan, no amounts shall be paid to any Participant under the Plan during the six-month period following such Participant’s “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i) and Treasury Regulation Section 1.409A-1(h)) to the extent that the Administrator determines that paying such amounts at the time or times indicated in the Plan would result in a prohibited distribution under

Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Participant shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such six-month period without interest thereon.
6.3Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”.
6.4Reimbursements. To the extent that any payments or reimbursements provided to a Participant under the Plan are deemed to constitute compensation to the Participant to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Participant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
6.5Installments. For purposes of applying the provisions of Code Section 409A to the Plan, each separately identified amount to which a Participant is entitled under the Plan shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, the right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
7.Limitation on Payments.
7.1Best Pay Cap. Notwithstanding any other provision of the Plan, in the event that any payment or benefit received or to be received by a Participant (including any payment or benefit received in connection with a termination of the Participant’s employment, whether pursuant to the terms of the Plan or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Benefits, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Code Section 280G in such other plan, arrangement or agreement, the Cash Severance benefits under the Plan shall first be reduced, and any noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (a) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of

Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
7.2Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (a) no portion of the Total Payments, the receipt or retention of which the Participant has waived at such time and in such manner so as not to constitute a “payment” within the meaning of Code Section 280G(b), will be taken into account; (b) no portion of the Total Payments will be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (including by reason of Code Section 280G(b)(4)(A)) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the “base amount” (as defined in Code Section 280G(b)(3)) allocable to such reasonable compensation; and (c) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Code Sections 280G(d)(3) and (4).
8.No Mitigation. No Participant shall be required to seek other employment or attempt in any way to reduce or mitigate any Severance Benefits payable under the Plan and the amount of any such Severance Benefits shall not be reduced by any other compensation paid or provided to any Participant following such Participant’s termination of service.
9.Successors.
9.1Company Successors. The Plan shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume and agree to perform the obligations of the Company under the Plan.
9.2Participant Successors. The Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant dies while any amount remains payable to such Participant hereunder, all such amounts shall be paid in accordance with the terms of the Plan to the executors, personal representatives or administrators of such Participant’s estate.
10.Notices. All communications relating to matters arising under the Plan shall be in writing and shall be deemed to have been duly given when hand delivered, faxed, emailed or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, if to a Participant, to the address on file with the Company or to such other address as the Participant may have furnished to the Company in writing in accordance herewith and, if to the Company, to such address as may be specified from time to time by the Administrator, except that notice of change of address shall be effective only upon actual receipt.
11.Claims Procedure; Arbitration.
11.1Claims. Generally, Participants are not required to present a formal claim in order to receive benefits under the Plan. If, however, any person believes that benefits are being denied improperly, that the Plan is not being operated properly, or that their legal rights are being violated with respect to the Plan (the “Claimant”), the Claimant must file a formal claim, in writing, with the Administrator. This requirement applies to all claims that any Claimant has with respect to the Plan, except to the extent the Administrator determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the Claimant. A formal claim must be filed within 90 days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Administrator consents otherwise in writing. The Administrator shall provide a Claimant, on request, with a copy of the claims procedures established under Section 11.2 hereof.
11.2Claims Procedure. The Administrator has adopted procedures for considering claims (which are set forth in Exhibit E attached hereto), which it may amend or modify from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Administrator or its delegates have failed to follow the prescribed procedures with respect to the claim). The right to receive benefits under the Plan is contingent on a Claimant using the prescribed claims and appeal procedures to resolve any claim.
12.Covenants.
12.1Restrictive Covenants. A Participant’s right to receive and/or retain the Severance Benefits payable under this Plan is conditioned upon and subject to the Participant’s continued compliance with any restrictive covenants (e.g., confidentiality, non-solicitation, non-competition, non-disparagement) contained in any other written agreement between the Participant and the Company, as in effect on the date of the Participant’s Qualifying Termination.
12.2Return of Property. A Participant’s right to receive and/or retain the Severance Benefits payable under the Plan is conditioned upon the Participant’s return to the Company of all Company documents (and all copies thereof) and other Company property (in each case, whether physical, electronic or otherwise) in the Participant’s possession or control.
13.Miscellaneous.
13.1Entire Plan; Relation to Other Agreements. The Plan, together with any Participation Notice issued in connection with the Plan, contains the entire understanding of the parties relating to the subject matter hereof and supersedes any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any subsidiary, on the other hand, with respect to the subject matter hereof. Severance Benefits payable under the Plan are not intended to duplicate any other severance benefits payable to a Participant by the Company. By participating in the Plan and accepting the Severance Benefits hereunder, the Participant acknowledges and agrees that any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any subsidiary, on the other hand, with respect to the subject matter hereof is hereby revoked and ineffective with respect to the Participant.
13.2Participation Notices. The Administrator shall have the authority, in its sole discretion, to select Employees to participate in the Plan and to provide written notice to any such Employee that he or she is a Participant in, and eligible to receive Severance Benefits under, the Plan (a “Participation Notice”) at or any time prior to his or her termination of employment.
13.3No Right to Continued Service. Nothing contained in the Plan shall (a) confer upon any Participant any right to continue as an employee of the Company or any subsidiary, (b) constitute any contract of employment or agreement to continue employment for any particular period, or (c) interfere in any way with the right of the Company to terminate a service relationship with any Participant, with or without Cause.
13.4Termination and Amendment of Plan. Prior to the consummation of a Change in Control, the Plan may be amended or terminated by the Administrator at any time and from time to time, in its sole discretion; provided, however, that Exhibit C and Exhibit D attached hereto may not be amended or terminated with respect to a Participant set forth on the applicable exhibit without the written consent of such Participant. For a period of one year from and after the consummation of a Change in Control, the Plan may not be amended, modified, suspended or terminated except with the express written consent of each Participant who would be adversely affected by any such amendment, modification, suspension or termination. After the expiration of such one-year period, and subject to Section 2 hereof, the Plan may again be amended or terminated by the Administrator at any time and from time to time, in its sole discretion (provided, that no such amendment or termination shall adversely affect the rights of any Participant who has experienced a Qualifying Termination on or prior to the date of such amendment or termination).
13.5Survival. Section 7 (Limitation on Payments), Section 11 (Claims Procedure; Arbitration) and Section 12 (Covenants) hereof shall survive the termination or expiration of the Plan and shall continue in effect.
13.6Severance Benefit Obligations. Notwithstanding anything contained herein, Severance Benefits paid or provided under the Plan may be paid or provided by the Company or any subsidiary employer, as applicable.
13.7Withholding. The Company shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any Severance Benefits payable under the Plan.
13.8Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under the Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.
13.9Applicable Law. The Plan is intended to be an unfunded “top hat” pension plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-23 and shall be interpreted, administered, and enforced as such in accordance with ERISA. To the extent that state law is applicable, the statutes and common law of the State of Delaware, excluding any that mandate the use of another jurisdiction’s laws, will apply.
13.10Validity. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.
13.11Captions. The captions contained in the Plan are for convenience only and shall have no bearing on the meaning, construction or interpretation of the Plan’s provisions.

13.12Expenses. The expenses of administering the Plan shall be borne by the Company or its successor, as applicable.
13.13Unfunded Plan. The Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with the Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under the Plan, nor shall such person have any right to receive any payment under the Plan except as and to the extent expressly provided in the Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.

* * * * *

EXHIBIT A

CALCULATION OF NON-CHANGE IN CONTROL SEVERANCE AMOUNTS

Tier	Cash Salary Severance	Target Incentive Compensation Severance	COBRA Period
1	See Exhibit C	See Exhibit C	12 months
2	12 months Base Compensation	Pro-Rata Target Incentive Compensation	12 months
3	6 months Base Compensation	Pro-Rata Target Incentive Compensation	6 months
4	6 months Base Compensation	Pro-Rata Target Incentive Compensation	6 months

EXHIBIT B

CALCULATION OF CHANGE IN CONTROL SEVERANCE AMOUNTS

Tier	Cash Salary Severance	Target Incentive Compensation Severance	COBRA Period	Equity Awards
1	See Exhibit D	See Exhibit D	24 months
Each outstanding Equity Award shall vest in full (with any performance goals deemed achieved at the greater of (x) the target level of performance and (y) the Company’s achievement of the applicable performance goals as of the Change in Control) and become exercisable (as applicable) upon the later of the effectiveness of the Release and as of immediately prior to the consummation of a Change in Control (the “Equity Award Treatment”).

2	18 months Base Compensation	100% of Target Incentive Compensation	18 months
3	12 months Base Compensation	100% of Target Incentive Compensation	12 months
4	9 months Base Compensation	100% of Target Incentive Compensation	9 months

EXHIBIT C

QUALIFYING TERMINATION NON-CHANGE IN CONTROL SEVERANCE FOR CERTAIN PARTICIPANTS

In the event that Helmy Eltoukhy or AmirAli Talasaz (each, a “Participant” for purposes of this Exhibit C and a “Participant” for purposes of the Plan) experiences a Qualifying Termination (other than a CIC Termination), then, subject to the Participant’s execution and, to the extent applicable, non-revocation of a Release in accordance with this Exhibit C, and subject to any additional requirements specified in the Plan, the Company shall pay or provide to such Participant the following payments and benefits, as applicable, which shall constitute “Severance Benefits” for purposes of the Plan:

(a)The Participant’s Annual RSU Award (as defined in the Letter Agreement) outstanding on the Date of Termination will vest and accelerate in full on the effectiveness of the Release. In addition, the Company shall pay to the Participant a lump-sum cash payment in an amount equal to the dollar-denominated value of the Annual RSU Award Participant is entitled to receive with respect to the calendar year in which the Date of Termination occurs (the “Annual RSU Award Value”), multiplied by a fraction, the numerator of which is the number of days between (and including) January 1 and the Date of Termination and the denominator of which is 365 (the “Additional Cash Severance”). The Additional Cash Severance shall be paid to the Participant within 60 days following the Date of Termination in accordance with Section 4.2(a) of the Plan. Notwithstanding the generality of the foregoing, (i) if the Participant is receiving an annual base salary with respect to such year in addition to such Annual RSU Award, then the Company also shall pay to the Participant the Cash Salary Severance in an amount equal to 12 months Base Compensation in accordance with Section 4.2(a) of the Plan, (ii) if the Participant is receiving an annual base salary with respect to such year in lieu of such Annual RSU Award, then the Company instead shall pay to the Participant the Cash Salary Severance in an amount equal to 12 months Base Compensation in accordance with Section 4.2(a) of the Plan and (iii) if the Participant is not receiving an annual salary with respect to such year in lieu of such Annual RSU Award, and has not been granted an Annual RSU Award as of the Date of Termination with respect to the calendar year in which the Date of Termination occurs, then the Additional Cash Severance amount shall be equal to the Annual RSU Award Value.

(b)A number of performance-based restricted stock units (“PSUs”) subject to the Participant’s Annual PSU Award (as defined in the Letter Agreement) will vest and accelerate equal to the target number of PSUs subject to such award, prorated to reflect the period of time during the performance period that the Participant was employed with the Company through the Date of Termination (such number of PSUs, the “Prorated PSUs”) on the effectiveness of the Release. Notwithstanding the generality of the foregoing, if the Participant either (i) has not been granted an Annual PSU Award as of the Date of Termination with respect to the calendar year in which the Date of Termination occurs or (ii) is instead eligible to receive an annual cash bonus with respect to such year in lieu of such Annual PSU Award, in either case, then the Company instead shall pay to the Participant the Pro-Rata Target Incentive Compensation in accordance with Section 4.2(a) of the Plan; provided, however, that in calculating such amount in the case of clause (i) above, the Participant’s Target Incentive Compensation shall equal the target dollar-denominated value of the Annual PSU Award Participant is entitled to be granted with respect to the calendar year in which the Date of Termination occurs. For the avoidance of doubt, if the Date of Termination occurs after the end of the applicable performance period and prior to the date any Earned PSUs (as defined in the applicable award agreement) vest, then any Earned PSUs that remain unvested shall vest on the effectiveness of the Release.

(c)Except as otherwise set forth in the applicable award agreement and subject to Exhibit D, any Time-Based Equity Award that is not an Annual RSU Award held by the Participant as of the Date of Termination shall vest and become exercisable (as applicable), upon the effectiveness of the Release, as to the portion of the Time-Based Equity Award that would have vested (and become exercisable) (as applicable) over the one-year period following such Date of Termination, had Participant remained in continuous service during such one-year period.

(d)Except as otherwise set forth in the applicable award agreement and subject to Exhibit D, with respect to each outstanding Performance-Based Equity Award held by the Participant as of the Date of Termination that is not an Annual PSU Award, (i) the service-based condition with respect to such award shall be deemed satisfied through the one-year period following the Date of Termination and (ii) if, following the application of such deemed satisfaction of the service-based condition, the Participant satisfies the requirement to remain employed through the applicable vesting date of the award, then such award shall vest and become exercisable (as applicable), upon the effectiveness of the Release, as to the target number of shares subject to such award. For clarity, and except as otherwise provided in Exhibit D, if, following the application of such deemed satisfaction of the service-based condition, the Participant does not satisfy the requirement to remain employed through the applicable vest date of such award, then such award shall not vest but instead shall be forfeited.

(e)The Participant shall be entitled to the COBRA Premium Payment described in Section 4.2(b) of the Plan and Exhibit A.

For the avoidance of doubt, with respect to a Qualifying Termination that occurs three months prior to the date of a Change in Control, the remaining unvested portion of any Time-Based Equity Award that is not an Annual RSU Award or Performance-Based Equity Award that is not an Annual PSU Award shall remain outstanding and eligible to vest as set forth on Exhibit D. If a Change in Control does not occur within the three-month period after a Qualifying Termination, then the remaining unvested portion of any Time-Based Equity Award that is not an Annual RSU Award or Performance-Based Equity Award that is not an Annual PSU Award will be forfeited on the three-month anniversary of the Date of Termination.

Notwithstanding anything to the contrary contained in Section 4.4, the Release shall be delivered to the Participant within five business days following the Date of Termination, and Participant shall have 21 days thereafter (or 45 days, if necessary to comply with applicable law) to execute and deliver the Release to the Company. The Company may update the Release to the extent necessary to reflect changes in law but without increasing the scope of the Release. In no event shall any additional covenant or obligation on the part of the Participant be added to the Release.

Section (c) above is intended by the parties to be the final expression of their agreement with respect to the treatment of Time-Based Equity Awards in connection with a Qualifying Termination (other than a CIC Termination) and supersedes all prior understandings and agreements, whether written or oral, including, that certain letter agreement by and between Participant and the Company, dated March 4, 2019 (the “2019 Letter”).

For purposes of this Exhibit C, the following terms shall have the meanings set forth below (rather than as set forth in the Plan). Capitalized terms not specifically defined in this Exhibit C have the meanings specified in the Plan.

“Cause” shall mean the occurrence of any one or more of the following events unless, to the extent capable of correction, Participant fully corrects the circumstances constituting Cause within 30 days after receipt of written notice thereof:
(i)Participant’s willful failure to substantially perform his lawful and reasonable duties with the Company (other than any such failure resulting from Participant’s incapacity due to physical or mental illness or any such actual or anticipated failure after his issuance of a notice of termination for Good Reason), after a written demand for performance is delivered to Participant by the Board, which demand specifically identifies the manner in which the Board believes that Participant has not performed his duties, but in all cases excluding conduct or activities undertaken in good faith by Participant in the ordinary course of Participant performing his duties;
(ii)Participant’s commission of an act of fraud or material dishonesty, in either case, that could result in material reputational, material economic or material financial injury to the Company;
(iii)Participant’s material misappropriation or material embezzlement of the property of the Company or any of its affiliates;
(iv)Participant’s commission of, including any entry by Participant of a guilty or no contest plea to, a felony (other than a traffic violation) or other crime involving moral turpitude;
(v)Participant’s willful misconduct or gross negligence with respect to any material aspect of the Company’s business or a material breach by Participant of his fiduciary duty to the Company, which willful misconduct, gross negligence or material breach has a material and demonstrable adverse effect on the Company; or
(vi)Participant’s material breach of Participant’s obligations under a material written agreement between the Company and Participant (including this Agreement) or of the Company’s Business Code of Conduct and Ethics or any other material written Company policy (but in all cases, only if such code or policy was provided to Participant (which includes making such code or policy available on the Company’s website or intranet site following electronic notice to Participant that includes a link to such code or policy) a reasonable period in advance of the act constituting the alleged material breach).

“Good Reason” shall mean the occurrence of any one or more of the following events without Participant’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:
(i)a material diminution in Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, including (without limitation) Participant’s ceasing to be Co-Chief Executive Officer, or the sole Chief Executive Officer, of a public company following the occurrence of a Change in Control, but excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by Participant;

(ii)a change in the geographic location at which Participant performs his principal duties for the Company to a new location that is more than 30 miles from the location at which Participant performs his principal duties for the Company as of March 18, 2024; or
(iii)the Company’s material breach of a material written agreement between the Company and Participant (including this Plan).
Notwithstanding the foregoing, Participant will not be deemed to have resigned for Good Reason unless (1) Participant provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by Participant to constitute Good Reason within 90 days after the date of the occurrence of any event that Participant knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of Participant’s termination for Good Reason occurs no later than 60 days after the expiration of the Company’s cure period.

“Letter Agreement” shall mean that certain letter agreement by and between the Participant and the Company, dated March 18, 2024.

“Release” shall be the general release of claims in the form attached to the Plan as Exhibit F.

EXHIBIT D

QUALIFYING TERMINATION CHANGE IN CONTROL SEVERANCE FOR CERTAIN PARTICIPANTS

In the event that Helmy Eltoukhy or AmirAli Talasaz (each, a “Participant” for purposes of this Exhibit D and a “Participant” for purposes of the Plan) experiences a CIC Termination, then, subject to the Participant’s execution and, to the extent applicable, non-revocation of a Release in accordance with this Exhibit D, and subject to any additional requirements specified in the Plan, the Company shall pay or provide to such Participant, as applicable, the Severance Benefits set forth in Exhibit C hereof; provided, however, that:

(a)The Company shall pay to the Participant an additional amount in cash equal to the Annual RSU Award Value Participant is entitled to receive with respect to the calendar year in which the Date of Termination occurs; provided, however, that (i) if Participant is instead receiving an annual base salary with respect to such year in lieu of such Annual RSU Award, then the Company instead shall pay to the Participant an additional amount equal to 100% of Participant’s Base Compensation for such calendar year and (ii) if the Participant is receiving an annual base salary with respect to such year in addition to such Annual RSU Award, then the Company also shall pay to the Participant an additional amount equal to 100% of Participant’s Base Compensation for such calendar year. The applicable amount shall be paid in a lump-sum on the later of the 60th day following the Date of Termination and the date of the Change in Control.

(b)A number of PSUs subject to Participant’s Annual PSU Award outstanding on the Date of Termination equal to the difference between the target number of PSUs subject to such award and the number of Prorated PSUs shall vest in full upon the later of the effectiveness of the Release and the date of the Change in Control. Notwithstanding the generality of the foregoing, if the Participant either (i) has not been granted an Annual PSU Award as of the Date of Termination with respect to the calendar year in which the Date of Termination occurs or (ii) is instead eligible to receive an annual cash bonus with respect to such year in lieu of such Annual PSU Award, in either case, then the Company instead shall pay to the Participant, on the later of the effectiveness of the Release and the date of the Change in Control, an amount in cash equal to the difference between the Target Incentive Compensation and the Pro-Rata Target Incentive Compensation; provided, however, that in calculating such amount in the case of clause (i) above, the Participant’s Target Incentive Compensation shall equal the target dollar-denominated value of the Annual PSU Award Participant is entitled to be granted with respect to the calendar year in which the Date of Termination occurs.

(c)Any outstanding Time-Based Equity Award (other than the Annual RSU Award) and Performance-Based Equity Award (other than the Annual PSU Award) held by the Participant as of his Date of Termination shall vest in full (and with respect to the Performance-Based Equity Awards based on the greater of (x) target level of performance and (y) the Company’s achievement of applicable performance goals as of the Change in Control) and become exercisable (as applicable) upon the later of the effectiveness of the Release and the date of the Change in Control. For clarity, with respect to an Equity Award that partially vested in accordance with Exhibit C, only the remaining portion of such award shall vest in accordance with the foregoing.

(d)The Participant shall be entitled to the COBRA Premium Payment described in Section 4.2(b) of the Plan and Exhibit B.

Notwithstanding anything to the contrary contained in Section 4.4, the Release shall be delivered to the Participant within five business days following the Date of Termination, and Participant shall have 21 days thereafter (or 45 days, if necessary to comply with applicable law) to execute and deliver the Release to the Company. The Company may update the Release attached hereto to the extent necessary to reflect changes in law but without increasing the scope of the Release. In no event shall any covenant or obligation on the part of Participant be added to the Release.

Capitalized terms not specifically defined in this Exhibit D shall have the meanings specified in Exhibit C, and any capitalized terms not specifically defined in Exhibit C shall have the meanings specified in the Plan.

EXHIBIT E

DETAILED CLAIMS PROCEDURES

Section 1.1.    Claim Procedure. Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. The Administrator shall have the right to delegate its duties under this Exhibit and all references to the Administrator shall be a reference to any such delegate, as well. The Administrator shall make all determinations as to the rights of any Claimant. A Claimant may authorize a representative to act on his or her behalf with respect to any claim under the Plan. A Claimant who asserts a right to any benefit under the Plan he has not received, in whole or in part, must file a written claim with the Administrator in accordance with Section 11.1 and this Exhibit E. All written claims shall be submitted to Vice President, Total Rewards at ghtotalrewards@guardanthealth.com or 3100 Hanover Street, Palo Alto, CA 94304.

Section 1.2.    Timing of Claim Denial . If the Administrator denies a claim in whole or in part (an “initial adverse benefit determination”), then the Administrator will provide notice of the decision to the Claimant within a reasonable period of time, not to exceed 90 days after the Administrator receives the claim, unless the Administrator determines that any extension of time for processing is required. In the event that the Administrator determines that such an extension is required, written notice of the extension will be furnished to the Claimant before the end of the initial 90 day review period. The extension will not exceed a period of 90 days from the end of the initial 90 day period, and the extension notice will indicate the special circumstances requiring such extension of time and the date by which the Administrator expects to render the benefit decision.

Section 1.3.    Contents of Claim Denial Notice. The Administrator shall provide every Claimant who is denied a claim for benefits with a written or electronic notice of its initial adverse benefit determination. The notice will set forth, in a manner to be understood by the Claimant:

(a)the specific reason or reasons for the initial adverse benefit determination;

(b)reference to the specific Plan provisions on which the determination is based;

(c)a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such information is necessary; and

(d)an explanation of the Plan’s appeal procedure and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA after receiving a final adverse benefit determination upon appeal.

Section 1.4.    Appeal of Procedures. The Claimant may appeal an initial adverse benefit determination by submitting a written appeal to the Administrator within 60 days of receiving notice of the denial of the claim. The Claimant:

(a)may submit written comments, documents, records and other information relating to the claim for benefits;

(b)will be provided, upon request and without charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits; and

(c)will receive a review that takes into account all comments, documents, records and other information submitted by the Claimant relating to the appeal, without regard to whether such information was submitted or considered in the initial benefit determination.

Section 1.5.    Decision on Appeal. The Administrator will conduct a full and fair review of the claim and the initial adverse benefit determination. A determination on the appeal by the Administrator will be made within a reasonable period of time, but not later than 60 days after receipt of an appeal request, unless the Administrator determines that an extension of time for processing is required. In the event that the Administrator determines that such an extension is required, written notice of the extension will be furnished to the Claimant prior to the end of the initial 60-day review period. The extension will not exceed a period of 60 days from the end of the initial 60-day period, and the extension notice will indicate the special circumstances requiring such extension of time and the date by which the Administrator expects to render the determination on appeal. The Administrator generally cannot extend the review period beyond an additional 60 days unless the Claimant voluntarily agrees to a longer extension.

Section 1.6.    Notice of Determination on Appeal. If the appeal is denied, the Administrator shall provide the Claimant with written or electronic notification of its denial (“final adverse benefit determination”) which shall set forth, in a manner intended to be understood by the Claimant:

(a)the specific reason or reasons for the final adverse benefit determination;

(b)reference to the specific Plan provisions on which the final adverse benefit determination is based;

(c)a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(d)a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures; and

(e)a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

Section 1.7.    Exhaustion; Judicial Proceedings. No action at law or in equity shall be brought to recover benefits under the Plan until the claim and appeal rights described in the Plan have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part. If any judicial proceeding is undertaken to appeal the denial of a claim or bring any other action under ERISA, the evidence presented may be strictly limited to the evidence timely presented to the Administrator. Any such judicial proceeding must be filed by the earlier of: (a) one year after the final adverse benefit determination or (b) one year after the Participant or other Claimant commenced payment of the Plan benefits at issue in the judicial proceeding.

Section 1.8.    Administrator’s Decision is Binding. Benefits under the Plan shall be paid only if the Administrator decides in its sole discretion that a Claimant is entitled to them. In determining claims for benefits, the Administrator has the authority to interpret the Plan, to resolve ambiguities, to make factual determinations, and to resolve questions relating to eligibility for and amount of benefits. Subject to applicable law, any decision made in accordance with the above claims procedures is final and binding on all parties and shall be given the maximum possible deference allowed by law. A misstatement or other mistake of fact shall be corrected when it becomes known and the Administrator shall make such adjustment on account thereof as it considers equitable and practicable.

EXHIBIT F
GENERAL RELEASE
1.    Release. For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of the Company, and the Company’s subsidiaries, affiliates, successors, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, arising from, based upon or relating to the undersigned’s employment or termination of that employment from the beginning of the undersigned’s employment with the Company, or by reason of any other matter, cause or thing whatsoever, in each case, to the date hereof.  The Claims released herein include, without limiting the generality of the foregoing, any Claims with respect to any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act (“ADEA”), the Americans With Disabilities Act.
2.    Claims Not Released. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (a) to payments and benefits provided under the Plan in exchange for this Release, (b) to payments or benefits under any equity award agreement between the undersigned and the Company, (c) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (d) to any Claims, including claims for indemnification and/or advancement of expenses arising under any indemnification agreement between the undersigned and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company, (e) to any Claims which cannot be waived by an employee under applicable law, (f) with respect to the undersigned’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator, or (g) as a shareholder or similar of the Company or any affiliate.
3.    Unknown Claims.
THE UNDERSIGNED ACKNOWLEDGES THAT THE UNDERSIGNED HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS THE UNDERSIGNED MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

4.    Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit the undersigned from (a) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or (b) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government agency or commission (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing trade secret information to the undersigned’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Further, nothing herein will prevent the undersigned from participating in activity permitted by Section 7 of the National Labor Relations Act or from filing an unfair labor practice charge with the National Labor Relations Board. Pursuant to 18 USC Section 1833(b), the undersigned will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Release prevents the undersigned from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the undersigned has reason to believe is unlawful.
5.    Representations. The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the undersigned may have against Releasees, or any of them.
6.    No Action. The undersigned agrees that if the undersigned hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, unless such suit or Claim constitutes a legal action by the undersigned challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA or the Older Worker’s Benefit Protection Act and the Age Discrimination in Employment Act (“OWBPA”), if applicable, then the undersigned agrees that the Releasees may recover costs incurred by the Releasees in defending or otherwise responding to said suit or Claim, the Company may cease providing the consideration provided to the undersigned under this Release and/or the Releasees may obtain damages, except as provided by law.
7.    No Admission. The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them.
8.    OWBPA. The undersigned agrees and acknowledges that this Release constitutes a knowing and voluntary waiver and release of all Claims the undersigned has or may have against the Company and/or any of the Releasees as set forth herein, including, but not limited to, all Claims arising under the OWBPA. In accordance with the Older Worker’s Benefit Protection Act, the undersigned is hereby advised as follows:
(a)the undersigned has read the terms of this Release, and understands its terms and effects, including the fact that the undersigned agreed to release and forever discharge the Company and each of the Releasees, from any Claims released in this Release;
(b)the undersigned understands that, by entering into this Release, the undersigned does not waive any Claims that may arise after the date of the undersigned’s execution of this

Release, including without limitation any rights or claims that the undersigned may have to secure enforcement of the terms and conditions of this Release;
(c)the undersigned has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which the undersigned acknowledges is adequate and satisfactory to the undersigned and which the undersigned acknowledges is in addition to any other benefits to which the undersigned is otherwise entitled;
(d)the Company advises the undersigned to consult with an attorney prior to executing this Release;
(e)the undersigned has been given at least [21]1 days in which to review and consider this Release [and the accompanying OWBPA-required exhibits]2. To the extent that the undersigned chooses to sign this Release prior to the expiration of such period, the undersigned acknowledges that the undersigned has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that the undersigned does not desire additional time and hereby waives the remainder of the [21]-day period; and
(f)the undersigned may revoke this Release within seven days from the date the undersigned signs this Release and this Release will become effective upon the expiration of that revocation period. If the undersigned revokes this Release during such seven-day period, this Release will be null and void and of no force or effect on either the Company or the undersigned and the undersigned will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release. Any revocation must be in writing and sent to [name], via electronic mail at [email address], on or before 5:00 p.m. Pacific time on the seventh day after this Release is executed by the undersigned.
9.    Governing Law. This Release is deemed made and entered into in the State of California, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of California, to the extent not preempted by federal law.
IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ___________, ____.

        [Helmy Eltoukhy / AmirAli Talasaz]

1 NTD: Refer to 45 days in a group termination.
2 NTD: To be included in a group termination.